Filed Pursuant to Rule 424(b)(3)
 Registration No. 333-267148
PROSPECTUS

CIVEO CORPORATION

2,897,458 Common Shares

This prospectus relates to up to (i) 2,522,705 common shares of Civeo Corporation issuable to the selling shareholders named herein (the “selling shareholders”) upon conversion of 9,042 shares of Class A Series 1 Preferred Shares of Civeo Corporation (the “Class A Series 1 Preferred Shares”) and (ii) an additional 374,753 common shares of Civeo Corporation held by the selling shareholders, in each case, that may be offered and sold from time to time in one or more offerings by the selling shareholders. For more information related to the selling shareholders, please read “Selling Shareholders.”

The selling shareholders may offer and sell these common shares to or through one or more underwriters, dealers or agents, or directly to investors or through any other means described in this prospectus under “Plan of Distribution,” in amounts, at prices and on terms to be determined by market conditions and other factors at the time of the offering. Each selling shareholder may elect to sell all, a portion or none of the common shares offered hereby.

We do not know which method, in what amount, or at what time or times the selling shareholders may sell the common shares covered by this prospectus. We will not receive any proceeds from the sale of any common shares covered by this prospectus. We generally will bear the expenses and fees in connection with the registration of the common shares. The selling shareholders will bear all discounts and commissions and transfer taxes or stamp or other duties, if any, attributable to the sale of common shares.
This prospectus contains a general description of the common shares. We may file one or more prospectus supplements that may describe the specific manner in which the selling shareholders will offer the common shares. You should read this prospectus and any prospectus supplement carefully before you invest. Our common shares are listed on the New York Stock Exchange (the “NYSE”) under the symbol “CVEO.” The last reported sale price of our common shares on September 6, 2022, as reported by the NYSE, was $27.38 per share.

Investing in our securities involves risks. Please carefully review the information under the heading “Risk Factors” on page 1. In addition, risks associated with any investment in our securities may be described in the applicable prospectus supplement and certain of our filings with the Securities and Exchange Commission, as described in “Risk Factors” on page 1.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined whether this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 7, 2022

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Under this shelf registration process, the selling shareholders may, over time, offer and sell the common shares described in this prospectus in one or more offerings or resales. This prospectus provides a general description of the common shares. Each time the selling shareholders sell common shares, the selling shareholders may provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add to, update or change information contained in this prospectus and, accordingly, to the extent inconsistent, information in this prospectus will be superseded by the information in the prospectus supplement. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”

We and the selling shareholders have not authorized anyone to provide any information or to make any representations other than those contained in this prospectus or incorporated by reference in this prospectus. We and the selling shareholders take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus may only be used where it is legal to sell the offered securities. You should not assume that the information in this prospectus is accurate as of any date other than the date on the cover page of this prospectus or that any information we have incorporated by reference is accurate as of any date other than the date of the documents incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since those dates.

Unless the context requires otherwise, references in this prospectus to “Civeo,” the “Company,” “we,” “us,” “our” and similar terms refer to Civeo Corporation and its consolidated subsidiaries.

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ABOUT CIVEO CORPORATION

We provide hospitality services to the natural resources industry in Canada, Australia and the U.S. Our full suite of hospitality services for our guests includes lodging, catering and food service, housekeeping and maintenance at accommodation facilities that we or our customers own. In many cases, we provide services that support the day-to-day operations, such as laundry, facility management and maintenance, water and wastewater treatment, power generation, communication systems, security and logistics. We also offer development activities for workforce accommodation facilities, including site selection, permitting, engineering and design, manufacturing management and site construction, along with providing hospitality services once the facility is constructed. We primarily operate in some of the world’s most active oil, metallurgical (met) coal, liquefied natural gas (LNG) and iron ore producing regions, and our customers include major and independent oil companies, mining companies, engineering companies and oilfield and mining service companies.
Our executive offices are located at Three Allen Center, 333 Clay Street, Suite 4980, Houston, Texas 77002, and our telephone number is (713) 510-2400.
RISK FACTORS

An investment in our securities involves a high degree of risk. You should carefully consider the risks described in our filings with the SEC referred to under the heading “Where You Can Find More Information,” including the risk factors incorporated by reference herein from Civeo’s most recent annual report on Form 10-K and quarterly reports on Form 10-Q and from other reports and documents we file with the SEC after the date of this prospectus that are incorporated by reference herein, together with all of the other information included in this prospectus, the applicable prospectus supplement and the documents we incorporate by reference.

If any of these risks were to occur, our business, financial condition, results of operations or cash flows could be adversely affected. You could lose all or part of your investment. When the selling shareholders sell any common shares pursuant to a prospectus supplement, we may include additional risk factors relevant to that offering in the prospectus supplement.

FORWARD-LOOKING INFORMATION

We include the following cautionary statement to take advantage of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 for any “forward-looking statement” made by us or on our behalf. All statements other than statements of historical facts included in this prospectus, including the information we incorporate by reference, are forward-looking statements. The forward-looking statements can be identified by the use of forward-looking terminology including “may,” “expect,” “anticipate,” “estimate,” “continue,” “believe” or other similar words. Such statements may include statements regarding our future financial position, budgets, capital expenditures, projected costs, plans and objectives of management for future operations and possible future strategic transactions. Where any such forward-looking statement includes a statement of the assumptions or bases underlying such forward-looking statement, we caution that, while we believe such assumptions or bases to be reasonable and make them in good faith, assumed facts or bases almost always vary from actual results. The differences between assumed facts or bases and actual results can be material, depending upon the circumstances. The factors identified in this cautionary statement are important factors (but not necessarily all of the important factors) that could cause actual results to differ materially from those expressed in any forward-looking statement made by us, or on our behalf.

In any forward-looking statement where we, or our management, express an expectation or belief as to future results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, there can be no assurance that the statement of expectation or belief will result or be achieved or accomplished. Taking this into account, the following are identified as important factors that could cause actual results to differ materially from those expressed in any forward-looking statement made by, or on behalf of, our company:

•the level of supply and demand for oil, met coal, natural gas, iron ore and other minerals;
•the level of activity, spending and developments in the Canadian oil sands;
•the level of demand, particularly from China, for met coal and other natural resources from and investments and opportunities in Australia;
•the availability of attractive oil and natural gas field assets, which may be affected by governmental actions or environmental activists which may restrict drilling;
•fluctuations in the current and future prices of oil, met coal, natural gas, iron ore and other minerals;

•failure by our customers to reach positive final investment decisions on, or otherwise not complete, projects with respect to which we have been awarded contracts to provide related hospitality services, which may cause those customers to terminate or postpone the contracts;
•fluctuations in currency exchange rates;
•the impact of the ongoing COVID-19 pandemic and the response thereto;
•general global economic conditions and the pace of global economic growth;
•changes in tax laws, tax treaties or tax regulations or the interpretation or enforcement thereof, including taxing authorities not agreeing with our assessment of the effects of such laws, treaties and regulations;
•changes to government and environmental regulations, including climate change;
•global weather conditions, natural disasters, global health concerns and security threats;
•our ability to hire and retain skilled personnel;
•the availability and cost of capital, including the ability to access the debt and equity markets;
•our ability to integrate acquisitions;
•the development of new projects, including whether such projects will continue in the future; and
•the other factors identified under “Risk Factors” above.
Such risks and uncertainties are beyond our ability to control, and in many cases, we cannot predict the risks and uncertainties that could cause our actual results to differ materially from those indicated by the forward-looking statements.

All subsequent written and oral forward-looking statements attributable to us or to persons acting on our behalf are expressly qualified in their entirety by reference to these risks and uncertainties. You should not place undue reliance on forward-looking statements. Each forward-looking statement speaks only as of the date of the particular statement, and we do not undertake any obligation to publicly update or revise any forward-looking statements except as required by law.

USE OF PROCEEDS

The common shares to be offered and sold using this prospectus will be offered and sold by the selling shareholders. We will not receive any of the proceeds from the sale of the common shares by the selling shareholders.

We have agreed to pay certain expenses of the selling shareholders in connection with the sale of the common shares offered by this prospectus. Please read “Plan of Distribution.”

DESCRIPTION OF SHARE CAPITAL

The following describes our common shares, preferred shares, notice of articles and amended and restated articles (“articles”). This description is a summary only. We encourage you to read the complete text of our notice of articles and articles, which we have filed as exhibits to the registration statement of which this prospectus is a part.

Authorized Share Capital

Our authorized shares consist of (i) 46,000,000 common shares, no par value, (ii) up to 50,000,000 Class A preferred shares, no par value, to be issued in one or more series, and (iii) up to 50,000,000 Class B preferred shares, no par value, to be issued in one or more series, provided that the authorized limit of the Class A preferred shares and the Class B preferred shares is 50,000,000 shares in the aggregate. The first series of Class A preferred shares are designated as the “Class A Series 1 Preferred Shares” and up to 50,000,000 Class A Series 1 Preferred Shares are authorized for issuance, and the first series of Class B preferred shares are designated as the “Class B Series 1 Preferred Shares” and up to 50,000,000 Class B Series 1 Preferred Shares are authorized for issuance, provided that no more than 50,000,000 Class A Series 1 Preferred Shares and Class B Series 1 Preferred Shares are issued in the aggregate.

We may issue shares subject to the maximum authorized share capital contained in our notice of articles. The maximum number of shares that we are authorized to issue out of any class or series of shares may be increased or decreased by a resolution passed at a general meeting of shareholders by two thirds of the votes cast on such resolution by shareholders voting shares that carry the right to vote at general meetings. Our directors are authorized to issue new common shares, Class A preferred shares or Class B preferred shares without shareholder approval.

The rights and restrictions to which the common shares and Class A Series 1 Preferred Shares are subject are set out in our articles. Our notice of articles and articles permit the board of directors, without shareholder approval, to alter and attach special rights and restrictions to the Class B Series 1 Preferred Shares, including the number of shares, dividend rights, liquidation preferences, voting rights, conversion rights, preemptive rights and redemption rights.

Common Shares

Voting Rights

Except as provided by law or pursuant to the rights that the directors may attach to the Class B Series 1 Preferred Shares or any future outstanding series of preferred shares, holders of common shares are entitled to one vote for each share held of record on all matters submitted to a vote of the shareholders, have the right to vote for the election of directors and do not have cumulative voting rights. Except as otherwise required by law, holders of common shares are not entitled to vote on any amendment to the notice of articles or articles that prejudices or interferes with the rights and special rights of the Class A Series 1 Preferred Shares, Class B Series 1 Preferred Shares or any future outstanding series of preferred shares if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to the notice of articles and articles or pursuant to British Columbia law or the Business Corporations Act (British Columbia) (the “BCA”).

Dividends

Subject to prior rights and preferences that are applicable to the Class A Series 1 Preferred Shares and that may be applicable to the Class B Series 1 Preferred Shares or any future outstanding series of preferred shares, holders of common shares are entitled to receive ratably in proportion to the number of common shares held by them such dividends (payable in cash, shares or otherwise), if any, as may be declared from time to time by the board of directors out of funds available for dividend payments. Dividends will not be declared where there are reasonable grounds for believing the company is insolvent or the payment of dividends would render the company insolvent. There is not a fixed rate of dividends.

Conversion, Sinking Fund, Redemption, Liquidation and Preemption Rights

The holders of common shares have no preferences or rights of conversion, exchange, pre-emption or other subscription rights. There are no redemption or sinking fund provisions applicable to the common shares. In the event of any voluntary or involuntary liquidation, dissolution or winding-up of our affairs, holders of common shares will be entitled to share ratably in our assets in proportion to the common shares held by them that are remaining after payment or provision for payment of all of our debts and obligations and after distribution in full of preferential amounts to be distributed to holders of outstanding shares of the Class A Series 1 Preferred Shares, the Class B Series 1 Preferred Shares or any other outstanding preferred shares, if any.

Preferred Shares

We are authorized to issue Class A preferred shares and Class B preferred shares in one or more series. The Class A preferred shares are voting shares, while the Class B preferred shares are non-voting shares. We have further authorized the issuance of up to 50,000,000 Class A Series 1 Preferred Shares and Class B Series 1 Preferred Shares, being the limit of both series of preferred shares to be issued in the aggregate, which shall have the rights, privileges, restrictions and conditions as determined and attached from time to time by the board of directors, without the requirement for further shareholder approval. A summary of the terms of the Class A Series 1 Preferred Shares is set forth below.

The prospectus supplement relating to any series of preferred shares we are offering will include specific terms relating to the offering and the name of any transfer agent for that series. We will file the form of the preferred shares with the SEC before we issue any of the shares, and you should read that form for provisions that may be important to you. The prospectus supplement will include some or all of the following terms:

•the title of the preferred shares;
•the maximum number of shares of the series;
•the dividend rate or the method of calculating the dividend, the date from which dividends will accrue and whether dividends will be cumulative;
•any liquidation preference;
•any optional redemption provisions;
•any sinking fund or other provisions that would obligate us to redeem or purchase the preferred shares;
•any terms for the conversion or exchange of the preferred shares for other securities of us or any other entity;
•any voting rights; and
•any other preferences and relative, participating, optional or other special rights or any qualifications, limitations or restrictions on the rights of the shares.
The issuance of preferred shares, while providing flexibility in connection with possible acquisitions and other corporate purposes, could reduce the relative voting power of holders of common shares. It also could affect the likelihood that holders of common shares will receive dividend payments and payments upon liquidation.

Class A Series 1 Preferred Shares

We have outstanding 9,042 Class A Series 1 Preferred Shares that were issued in connection with our 2018 acquisition of Noralta Lodge Ltd. Except as provided by law, the Class A Series 1 Preferred Shares do not have voting rights. The Class A Series 1 Preferred Shares are entitled to receive a 2% annual dividend on the liquidation preference (initially $10,000 per share), paid quarterly in cash or, at our option, by increasing the Class A Series 1 Preferred Shares’ liquidation preference, or by any combination thereof.

The Class A Series 1 Preferred Shares are convertible into common shares at a conversion price of $39.60 per Class A Series 1 Preferred Share, subject to customary anti-dilution adjustments, including in the case of dividends or distributions to holders of the common shares (the “Conversion Price”). We have the right to elect to convert the Class A Series 1 Preferred Shares into common shares if the 15-day volume weighted average price of the common shares is equal to or exceeds the Conversion Price. Holders of the Class A Series 1 Preferred Shares have the right to convert the Class A Series 1 Preferred Shares into common shares at any time after two years from the date of issuance, and the Class A Series 1 Preferred Shares mandatorily convert after five years from the date of issuance.

The Class A Series 1 Preferred Shares also convert automatically into common shares upon a change of control of Civeo. In the event of certain transactions that do not constitute a change of control but which would result in the common shares being converted into, or exchanged for, securities, cash or property (a “Reorganization Event”), each Class A Series 1 Preferred Share will, without the consent of the holders of the Class A Series 1 Preferred Shares, become convertible into the kind of securities, cash and other property that such holder of Class A Series 1 Preferred Shares would have been entitled to receive if such holder had converted its Class A Series 1 Preferred Shares into common shares immediately prior to such Reorganization Event.

We may, at any time and from time to time, redeem any or all of the Class A Series 1 Preferred Shares for cash at the liquidation preference, plus accrued and unpaid dividends. The Class A Series 1 Preferred Shares rank senior in all respects to the common shares with respect to dividend rights and rights upon the liquidation, dissolution or winding-up of Civeo up to the amount of the liquidation preference and accrued and unpaid dividends.

Notice of Articles and Articles

Provisions of our notice of articles and articles may delay or discourage transactions involving an actual or potential change in control or change in our management, including transactions in which shareholders might otherwise receive a premium for their shares, or transactions that our shareholders might otherwise deem to be in their best interests. Therefore, these provisions could adversely affect the price of our shares.

These provisions are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with us. We believe that the benefits of increased protection and our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging these proposals because, among other things, negotiation of these proposals could result in an improvement of their terms.

Among other things, our notice of articles and articles:

•provide that our directors are divided into three classes serving staggered three-year terms, with only one class being elected each year by our shareholders. This classified board may discourage a third party from making a tender offer or otherwise attempting to obtain control of us because it generally makes it more difficult for shareholders to replace a majority of our directors;
•provide that our directors may only be removed by shareholders passing a resolution with the requisite majority of three-quarters of the votes cast at a meeting of shareholders entitled to vote in the election of directors, voting together as a single class;
•establish advance notice procedures with regard to shareholder proposals relating to the nomination of candidates for election as directors or new business to be brought before meetings of our shareholders. These procedures provide that notice of shareholder proposals must be timely given in writing to our corporate secretary prior to the meeting at which the action is to be taken. Generally, to be timely, notice must be received at our principal executive offices not later than 120 days prior to the first anniversary date of the annual meeting for the preceding year. Our articles specify the requirements as to form and content of all shareholders’ notices. These requirements may preclude shareholders from bringing matters before the shareholders at an annual or special meeting;
•provide our board of directors the ability to issue the Class A Series 1 Preferred Shares and the Class B Series 1 Preferred Shares. This ability makes it possible for our board of directors to issue, without shareholder approval, preferred shares with voting or other rights or preferences that could impede the success of any attempt to change control of us. These and other provisions may have the effect of deterring hostile takeovers or delaying changes in control or management of our company;
•provide that the authorized number of directors may only be set by the board of directors;
•provide that all vacancies, including newly created directorships, may, except as otherwise required by law or, if applicable, the rights of holders of a series of preferred shares, be filled by the affirmative vote of a majority of directors then in office;
•provide that any action required or permitted to be taken by the shareholders must be effected at a duly called annual or special meeting of shareholders and may not be effected by any consent in writing in lieu of a meeting of such shareholders, subject to the rights of the holders of any series of preferred shares with respect to such series;
•provide that our notice of articles and articles can be amended or repealed at any annual or special meeting of shareholders or amended by the board of directors in certain circumstances, including the requirement that certain amendments by the shareholders to the articles at a meeting be upon a resolution passed by the affirmative vote of the holders of 66 2/3% of the voting power of the issued and outstanding shares entitled to vote on such matters, voting together as a single class; and
•provide that, if a meeting of shareholders has been adjourned one or more times due to insufficient attendance required to pass any resolution, and at such adjourned meeting, less than the number of holders required to pass any resolution requiring 66 2/3% of the voting power of the issued and outstanding shares is present in person or by proxy, with the approval of the board, the holders holding at least 66 2/3% of the shares present in person or by proxy at such adjourned meeting and entitled to vote on the matter, voting together as a single class, may alter the articles.

When interpreting a director’s duties under British Columbia law, Canadian courts have generally interpreted a director’s duty to act in “the best interest of the company” to include a duty to treat all stakeholders affected by corporate actions equitably and fairly, including in the context of a change of control transaction. Accordingly, in determining what is in “the best interests of the company”, it may be legitimate for our directors to consider the interests of not only the company’s shareholders, but other stakeholders, such as employees and creditors, as well.

Limitation of Liability and Indemnification Matters

Our articles allow us to indemnify our directors to the fullest extent authorized by the BCA against all expenses, liabilities and losses (including judgments and fines) which may be reasonably incurred by reason of being or having been a director of the company, except for liability that cannot be indemnified under British Columbia law. British Columbia law provides that a company must not indemnify its directors if any of the following circumstances apply:

•if the indemnity or payment is made under an earlier agreement to indemnify or pay expenses and, at the time that the agreement to indemnify or pay expenses was made, the company was prohibited from giving the indemnity or paying the expenses by its articles;
•if the indemnity or payment is made otherwise than under an earlier agreement to indemnify or pay expenses and, at the time that the indemnity or payment is made, the company is prohibited from giving the indemnity or paying the expenses by its articles;
•if, in relation to the subject matter of the relevant proceeding, the director did not act honestly and in good faith with a view to the best interests of the company or the associated corporation, as the case may be, with such associated corporation being an affiliate of the company or a partnership, trust, joint venture or other unincorporated entity in which the director served in the capacity as a director or a position equivalent to that thereof, at the request of the company; or
•in the case of the relevant proceeding other than a civil proceeding, if the director did not have reasonable grounds for believing that the director’s conduct in respect of which the proceeding was brought was lawful.
Notwithstanding any of the above prohibitions, the company or a director may apply to court for an order that the company must indemnify the director for any liability or expenses incurred by the director or for any other related obligations of the company.

The articles also provide that we will indemnify our directors and officers to the fullest extent permitted by British Columbia law. The articles also permit us to purchase insurance on behalf of any officer, director, employee or other agent of our company or, at our request, of another entity, for any liability arising out of that person’s actions in such capacity. We have entered into indemnification agreements with each of our current directors and executive officers requiring us to indemnify these individuals to the fullest extent permitted under British Columbia law against liability that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified, and have received a written undertaking from each such director and officer as required under British Columbia law.

Transfer Agent and Registrar

The transfer agent and registrar for our common shares is Computershare Investor Services, Inc.

Market Information

Our common shares are listed on the New York Stock Exchange under the symbol “CVEO.”

SELLING SHAREHOLDERS

This prospectus relates to up to (i) 2,522,705 common shares issuable to the selling shareholders upon conversion of 9,042 shares of Class A Series 1 Preferred Shares, based on the liquidation preference of such Class A Series 1 Preferred Shares as of March 31, 2023 assuming all dividends thereon are paid in kind through an increase in the liquidation preference, and (ii) an additional 374,753 common shares held by the selling shareholders, in each case subject to any appropriate adjustment as a result of any share subdivision, split, combination or other reclassification of our common shares. The Class A Series 1 Preferred Shares and common shares were issued to the selling shareholders pursuant to a Share Purchase Agreement, dated November 26, 2017, as amended, by and between Civeo Corporation and Noralta Lodge Ltd., Torgerson Family Trust, 2073357 Alberta Ltd., 2073358 Alberta Ltd., 1818939 Alberta Ltd., 2040618 Alberta Ltd., 2040624 Alberta Ltd., 989677 Alberta Ltd. and Lance Torgerson (collectively, the “sellers”). All 374,753 common shares have been deposited into escrow with Alliance Trust Company under the terms of an escrow agreement to support the sellers’ indemnification obligations under the purchase agreement. We refer to these common shares as the “Escrow Shares.”

The information contained in the table below in respect of the selling shareholders (including the number of common shares beneficially owned and the number of common shares offered) has been obtained from the selling shareholders and has not been independently verified by us. We may supplement this prospectus from time to time in the future to update or change this list of selling shareholders and the number of common shares that may be offered and sold by them. The registration for resale of the common shares does not necessarily mean that the selling shareholders will sell all or any of these common shares. In addition, the selling shareholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, common shares in transactions exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), after the date on which they provided the information set forth in the table below.

The information set forth in the following table regarding the beneficial ownership after resale of the common shares is based upon the assumption that the selling shareholders will sell all of the common shares beneficially owned by them that are covered by this prospectus. The ownership percentage indicated in the following table is based on 13,713,259 outstanding common shares as of August 26, 2022. Except as indicated in the footnotes to the table below, to our knowledge, the selling shareholders have the sole voting and investment power with respect to all securities beneficially owned by them. Unless otherwise described below or in the documents incorporated by reference, to our knowledge, none of the selling shareholders has held any position or office or had any material relationship with Civeo during the three years prior to the date of this prospectus.

	Common shares beneficially owned prior to the offering		Common shares to be offered	Common shares beneficially owned after the offering
Name of selling shareholder	Number	Percentage		Number	Percentage
Torgerson Family Trust (1)	2,737,354	16.9%	2,737,354	—	—
989677 Alberta Ltd. (2)	160,104	1.2%	160,104	—	—

(1) Includes 2,522,705 common shares issuable upon conversion of 9,042 shares of Class A Series 1 Preferred Shares and 214,649 Escrow Shares. Torgerson Family Trust may be deemed to have shared power to vote or to direct the vote and shared power to dispose or to direct the disposition of an aggregate of 214,649 shares held directly by Torgerson Family Trust. As one of three co-trustees of Torgerson Family Trust, Lance Torgerson may be deemed to have shared power to vote or to direct the vote and shared power to dispose or to direct the disposition of an aggregate of 214,649 shares held by Torgerson Family Trust. As one of three co-trustees of Torgerson Family Trust, Tammy Torgerson may be deemed to have shared power to vote or to direct the vote and shared power to dispose or to direct the disposition of an aggregate of 214,649 shares held directly by Torgerson Family Trust. As one of three co-trustees of Torgerson Family Trust, Richard Torgerson may be deemed to have shared power to vote or to direct the vote and shared power to dispose or to direct the disposition of an aggregate of 214,649 shares held directly by Torgerson Family Trust. Richard Torgerson disclaims beneficial ownership, voting power, and power to dispose of the 214,649 shares held directly by Torgerson Family Trust. Ownership percentage assumes the conversion of all Class A Series 1 Preferred Shares.
(2) Consists of 160,104 Escrow Shares. 989677 Alberta Ltd. may be deemed to have shared power to vote or to direct the vote and shared power to dispose or to direct the disposition of an aggregate of 160,104 shares held directly by 989677 Alberta Ltd. As direct owner of all of the voting shares of 989677 Alberta Ltd., Svenco Investments Ltd. may be deemed to have shared power to vote or to direct the vote and shared power to dispose or to direct the disposition of an aggregate of

160,104 shares held directly by 989677 Alberta Ltd. As sole director and indirect beneficial owner of all of the voting shares of 989677 Alberta Ltd., Lance Torgerson may be deemed to have shared power to vote or to direct the vote and shared power to dispose or to direct the disposition of an aggregate of 160,104 shares held directly by 989677 Alberta Ltd. As the spouse of Lance Torgerson, who is sole director and indirect beneficial owner of all of the voting shares of 989677 Alberta Ltd., Tammy Torgerson may be deemed to have shared power to vote or to direct the vote and shared power to dispose or to direct the disposition of an aggregate of 160,104 shares held directly by 989677 Alberta Ltd. Tammy Torgerson disclaims beneficial ownership, voting power, and power to dispose of the 160,104 shares held directly by 989677 Alberta Ltd. and indirectly by her spouse, Lance Torgerson.

Registration Rights Agreement

On April 2, 2018, in connection with our acquisition of Noralta Lodge Ltd. (the “Acquisition”), we entered into a registration rights agreement (the “Registration Rights Agreement”) with the selling shareholders, pursuant to which we agreed that, as soon as practicable following the date that is 18 months after the date of the Registration Rights Agreement, but in no event more than 30 days thereafter, we will use commercially reasonable efforts to prepare and file a shelf registration statement to register the common shares held by the selling shareholders upon the closing of the Acquisition (including any common shares held in escrow) and any common shares issued upon conversion of the Class A Series 1 Preferred Shares held by the selling shareholders upon the closing of the Acquisition (including any Class A Series 1 Preferred Shares held in escrow). We were obligated to cause such shelf registration statement to be declared effective by the SEC within 150 days after filing, and we satisfied this obligation.

The selling shareholders are subject to customary standstill restrictions, including a restriction on the purchase of additional common shares, and a restriction on voting their common shares that limits the voting by such holders of common shares (including common shares held in escrow) in excess of 15% of the voting power of the outstanding common shares, which will be voted consistently with all other Civeo shareholders (other than the selling shareholders). In addition, the selling shareholders have agreed not to, directly or indirectly, (i) solicit shareholders for the approval of any shareholder proposals, (ii) propose or seek to effect a change of control of Civeo, (iii) engage in a proxy solicitation involving Civeo, or (iv) form, join or otherwise participate in a group or voting trust with respect to common shares (other than a group comprised solely of selling shareholders, their affiliates and permitted transferees) for the purpose of acquiring, holding, voting or disposing of common shares. The restrictions described in the preceding sentence shall not apply if Civeo has entered into a definitive agreement, the consummation of which would result in a change of control of Civeo, or any person has commenced a public tender or exchange offer which if consummated would result in a change of control of Civeo. The standstill and voting restrictions in the Registration Rights Agreement shall terminate at such time as the common shares owned by the selling shareholders in the aggregate no longer constitute at least five percent of the common shares then outstanding (calculated assuming conversion of all of the outstanding Class A Series 1 Preferred Shares) or upon specified bankruptcy or change of control events.

The selling shareholders’ registration rights are subject to certain customary limitations, including our right to delay or withdraw a registration statement under certain circumstances. We generally will be required to bear the registration expenses, other than underwriting discounts and commissions and transfer taxes or stamp or other duties attributable to a selling shareholder’s sale or other disposition of the common shares. In addition, we will pay the reasonable fees and expenses of one legal counsel selected by the majority-in-interest of the selling shareholders participating in any public offering.

Each selling shareholder has agreed to not transfer any of its common shares or Class A Series 1 Preferred Shares for a period of 18 months after the date of the Registration Rights Agreement, subject to certain exceptions, including transfers to affiliates. After the 18-month restricted period, any selling shareholder will be permitted to transfer its common shares in any public offering or in a sale transaction pursuant to and in accordance with Rule 144 under the Securities Act so long as no such transfer, when taken together with any and all other transfers during the period of 90 consecutive days ending on the date of such transfer, involves a number of common shares in excess of 10 percent of the number of such selling shareholder’s common shares issued to such selling shareholder in connection with the Acquisition (calculated assuming conversion of such selling shareholder’s Class A Series 1 Preferred Shares, if any). The foregoing transfer restrictions will not apply to a transfer in a public offering pursuant to a piggyback registration statement. In addition, no selling shareholder may transfer any common shares or Class A Series 1 Preferred Shares to any competitor of Civeo or any person, whether individually or as part of a group, that would then have the right to vote more than ten percent of the common shares then outstanding, other than transfers in an underwritten public offering or in a market transaction pursuant to Rule 144.

PLAN OF DISTRIBUTION

As of the date of this prospectus, we have not been advised by the selling shareholders as to any plan of distribution. The selling shareholders may choose to sell some, all or none of the common shares offered by this prospectus. To the extent required, this prospectus may be amended or supplemented from time to time to describe a particular plan of distribution.
The common shares held by the selling shareholders, or by their partners, pledgees, donees (including charitable organizations), transferees or other successors in interest, may from time to time be offered for sale either directly by the selling shareholders or other persons, or through underwriters, dealers or agents or on any exchange on which the common shares may from time to time be traded, in the over-the-counter markets or in independently negotiated transactions or otherwise. The methods by which the common shares may be sold include:
•ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•a block trade (which may involve crosses in which the same broker-dealer acts as agent on both sides) in which the broker or dealer so engaged will attempt to sell the common shares as agent or as riskless principal but may position and resell a portion of the block as principal to facilitate the transaction;
•purchases by a broker or dealer as principal and resales by such broker or dealer for its own account pursuant to this prospectus;
•exchange distributions and/or secondary distributions in accordance with the rules of the NYSE or any other applicable national securities exchange on which the common shares are listed;
•sales on any national securities exchange or quotation service on which the common shares may be listed or quoted at the time of the sale, including the NYSE, in the over-the-counter markets or through a market maker or into an existing trading market (on an exchange or otherwise) for the common shares;
•underwritten transactions;
•short sales, whether through a broker-dealer or otherwise;
•in transactions in which broker-dealers may agree with the selling shareholders to sell a specified number of such common shares at a stipulated price per share;
•privately negotiated transactions;
•pledges of the common shares as security for any loan or obligation, including pledges to brokers or dealers who may from time to time effect sales or other distributions of the securities;
•a combination of any such methods of sale; and
•any other method permitted pursuant to applicable law.
The selling shareholders may effect such transactions by selling the common shares to underwriters or to or through broker-dealers, and such underwriters or broker-dealers may receive compensation in the form of discounts or commissions from the selling shareholders and may receive commissions from the purchasers of the common shares for whom they may act as agents. Such transactions may be effected by the selling shareholders at fixed prices, which may be changed, market prices prevailing at the time of sale, varying prices determined at the time of sale or at negotiated prices. These prices will be determined by the selling shareholders or by agreement between the selling shareholders and any underwriters or broker-dealers who may receive fees or commissions in connection with the sale. The aggregate proceeds to the selling shareholders from the sale of the common shares offered hereby will be the purchase price of the common shares less discounts and commissions, if any.
If the selling shareholders utilize a dealer in the sale of the common shares, the selling shareholders will sell those common shares to the dealer, as principal. The dealer may then resell those common shares to the public at varying prices to be determined by the dealer at the time of resale. The dealers may also be the selling shareholders’ customers or may engage in transactions with, or perform services for, the selling shareholders in the ordinary course of business.
In addition, the selling shareholders may from time to time sell securities in compliance with Rule 144 under the Securities Act, if available, or pursuant to other available exemptions from the registration requirements under the Securities Act, rather than pursuant to this prospectus. In such event, the selling shareholders may be required by the securities laws of certain states to offer and sell the common shares only through registered or licensed brokers or dealers.

Under the Registration Rights Agreement, we have agreed to indemnify the selling shareholders against any losses, claims, damages or liabilities resulting from any untrue statement or omission of a material fact in any registration statement or prospectus pursuant to which they sell common shares, unless such liability arose from their misstatement or omission, and each of the selling shareholders, severally and individually, has agreed to indemnify us against any losses, claims, damages or liabilities caused by such selling shareholder’s misstatements or omissions in those documents. We and the selling shareholders may agree to indemnify underwriters, brokers, dealers and agents who participate in the distribution of the common shares included in this prospectus against certain liabilities to which they may become subject in connection with the sale of such common shares, including liabilities arising under the Securities Act.
The selling shareholders and other persons participating in the sale or distribution of the common shares will be subject to applicable provisions of the Securities Exchange Act of 1934 (the “Exchange Act”), and the rules and regulations thereunder, including Regulation M. This regulation may limit the timing of purchases and sales of any of the common shares by the selling shareholders and any other person. The anti-manipulation rules under the Exchange Act may apply to sales of securities in the market and to the activities of the selling shareholders and their affiliates. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of the common shares to engage in market-making activities with respect to the particular securities being distributed for a period of up to five business days before the distribution. These restrictions may affect the marketability of the common shares and the ability of any person or entity to engage in market-making activities with respect to the common shares.
In connection with sales of the common shares under this prospectus, the selling shareholders may enter into hedging transactions with broker-dealers, who may in turn engage in short sales of the common shares in the course of hedging the positions they assume. The selling shareholders also may sell common shares short and deliver them to close out the short positions or loan or pledge the common shares to broker-dealers that in turn may sell them.
From time to time, one or more of the selling shareholders may pledge, hypothecate or grant a security interest in some or all of the common shares owned by them. The pledgees, secured parties or persons to whom the common shares have been hypothecated will, upon foreclosure in the event of default, be deemed to be selling shareholders. The number of a selling shareholder’s common shares offered under this prospectus will decrease as and when it takes such actions. The plan of distribution for that selling shareholder’s common shares will otherwise remain unchanged. In addition, a selling shareholder may, from time to time, sell the common shares short, and, in those instances, this prospectus may be delivered in connection with the short sales and the common shares offered under this prospectus may be used to cover short sales.
The selling shareholders may sell the common shares they hold using a public auction process in which the public offering price and the allocation of the common shares will be determined through an auction conducted by an auction agent. The auction process may involve a modified “Dutch auction” mechanic in which the auction agent (and potentially other brokers) will receive and accept bids from bidders at either a minimum bid price or at price increments in excess of the minimum bid price. The auction agent and any such other brokers may be the underwriters of the offering or their affiliates. After the auction closes and those bids become irrevocable, the auction agent will determine the clearing price for the sale of the common shares offered in the auction, and subject to agreement between the selling shareholders and the underwriter or underwriters to proceed with the offering, the common shares will be allocated to winning bidders by the underwriter or underwriters. If the selling shareholders use a public auction process to sell the common shares, a more detailed description of the procedures to be used in connection with any such auction will be set forth in a pricing supplement to this prospectus.
The selling shareholders or their respective underwriters, broker-dealers, or agents may make sales of the common shares that are deemed to be an at-the-market offering as defined in Securities Act Rule 415, which includes sales of such selling shareholders made directly on or through the NYSE, the existing trading market for the common shares, or in the over-the-counter market or otherwise.
The selling shareholders and any underwriters, broker-dealers or agents who participate in the distribution of the common shares may be deemed to be “underwriters” within the meaning of the Securities Act. To the extent any of the selling shareholders are broker-dealers, they are, according to SEC interpretation, “underwriters” within the meaning of the Securities Act. Underwriters are subject to the prospectus delivery requirements under the Securities Act. If the selling shareholders are deemed to be underwriters, the selling shareholders may be subject to certain statutory liabilities under the Securities Act and the Exchange Act.
To the extent required, the names of the specific managing underwriter or underwriters, if any, as well as other important information, will be set forth in one or more prospectus supplements. In that event, the discounts and commissions the selling shareholders will allow or pay to the underwriters, if any, and the discounts and commissions the underwriters may allow or pay to dealers or agents, if any, will be set forth in, or may be calculated from, the prospectus supplements. Any underwriters, brokers, dealers and agents who participate in any sale of the common shares may also engage in transactions with, or perform services for, us or our affiliates in the ordinary course of their businesses.
To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. The place and time of delivery for the common shares in respect of which this prospectus is delivered will be set forth in the accompanying prospectus supplement.

In connection with offerings under this shelf registration statement and in compliance with applicable law, underwriters, brokers or dealers may engage in transactions that stabilize or maintain the market price of the common shares at levels above those that might otherwise prevail in the open market. Specifically, underwriters, brokers or dealers may overallot in connection with offerings, creating a short position in the common shares for their own accounts. For the purpose of covering a syndicate short position or stabilizing the price of the common shares, the underwriters, brokers or dealers may place bids for the common shares or effect purchases of the common shares in the open market. Finally, the underwriters may impose a penalty whereby selling concessions allowed to syndicate members or other brokers or dealers for distribution of the common shares in offerings may be reclaimed by the syndicate if the syndicate repurchases the previously distributed common shares in transactions to cover short positions, in stabilization transactions or otherwise. These activities may stabilize, maintain or otherwise affect the market price of the common shares, which may be higher than the price that might otherwise prevail in the open market, and, if commenced, may be discontinued at any time.
These transactions may be effected on or through the NYSE, the existing trading market for the common shares, or in the over-the-counter market or otherwise.
If required, we may add transferees, successors and donees by prospectus supplement in instances where the transferee, successor or donee has acquired its shares from holders named in this prospectus after the effective date of this prospectus. Transferees, successors and donees of identified selling shareholders may not be able to use this prospectus for resales until they are named in the selling shareholders table by prospectus supplement or post-effective amendment. See “Selling Shareholders.”

LEGAL MATTERS

Certain legal matters in connection with this offering will be passed upon for us by Gibson, Dunn & Crutcher LLP, Houston, Texas, with respect to U.S. law. Certain legal matters in connection with this offering will be passed upon for us by Dentons Canada LLP, Vancouver, British Columbia, Canada, with respect to Canadian law. Any underwriters will be advised about other issues relating to any offering by their own legal counsel.

EXPERTS

The consolidated financial statements of Civeo Corporation appearing in Civeo Corporation’s Annual Report (Form 10-K) for the year ended December 31, 2021, and the effectiveness of Civeo Corporation’s internal control over financial reporting as of December 31, 2021 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement with the SEC under the Securities Act relating to the securities offered by this prospectus. The registration statement, including the attached exhibits, contains additional relevant information about us. The rules and regulations of the SEC allow us to omit some information included in the registration statement from this prospectus.

In addition, we file annual, quarterly and other reports, proxy statements and other information with the SEC. The SEC maintains a website that contains reports, proxy statements and other information about registrants, like us, that have been filed electronically with the SEC. You can access the website maintained by the SEC at http://www.sec.gov. We also make available free of charge on our website, at http://www.civeo.com, all materials that we file electronically with the SEC, including our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, Section 16 reports and amendments to these reports as soon as reasonably practicable after such materials are electronically filed with, or furnished to, the SEC. Information contained on our website or any other website is not incorporated by reference into this prospectus and does not constitute a part of this prospectus.

The SEC allows us to “incorporate by reference” the information we have filed with the SEC. This means that we can disclose important information to you without actually including the specific information in this prospectus by referring you to other documents filed separately with the SEC. These other documents contain important information about us. The information incorporated by reference is an important part of this prospectus. Information that we file later with the SEC will automatically update and may replace information in this prospectus and information previously filed with the SEC.

We incorporate by reference in this prospectus the documents listed below, and any subsequent filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (excluding information deemed to be furnished and not filed with the SEC) until all offerings under this registration statement are completed or terminated:

•our annual report on Form 10-K for the year ended December 31, 2021 (the “Form 10-K”);
•the information contained in our definitive proxy statement on Schedule 14A for our 2022 annual general meeting of shareholders to the extent incorporated by reference in Part III of the Form 10-K;
•our quarterly reports on Form 10-Q filed on April 29, 2022 and August 4, 2022;
•our current reports on Form 8-K filed on April 5, 2022, April 7, 2022, May 18, 2022 and August 1, 2022; and
•the description of our common shares contained in our Current Report on Form 8-K12B, filed on July 17, 2015, as that description may be updated from time to time.

You may request a copy of these filings, other than an exhibit to these filings unless we have specifically incorporated that exhibit by reference into the filing, at no cost, by writing or telephoning us at the following address:

Civeo Corporation
Attn: Corporate Secretary
Three Allen Center
333 Clay Street
Suite 4980
Houston, Texas 77002
(713) 510-2400